                                                                    Exhibit 99.1

NEWS RELEASE                       Contact:          Kent Madsen
For Immediate Release                                15 West South Temple Street
                                                     Suite 520
                                                     Salt Lake City UT 84101
                                                     Phone (801) 524-8939

                           MACC Private Equities Inc.
                 Arbitration update regarding MACC's Subsidiary
                         MorAmerica Capital Corporation

SALT LAKE CITY, UT -- (December 3, 2004) --MACC  Private  Equities Inc.  (NASDAQ
SmallCap Market: MACC) is the parent of MorAmerica Capital Corporation,  a small
business   investment   company  (SBIC)   licensed  by  the  US  Small  Business
Administration  (SBA).  At  the  present  time,   substantially  all  of  MACC's
investment activities and assets are in MorAmerica Capital.

MorAmerica Capital is party to arbitration  proceedings  instituted by TransCore
Holdings,  Inc.,  a  company  (Buyer)  seeking  indemnification  under the Stock
Purchase  Agreement (the Stock Purchase  Agreement) by which MorAmerica  Capital and certain other individuals and  institutional  investors  (collectively,  the
Sellers) sold their interest in a former portfolio company investment (Portfolio
Company). The arbitration  proceedings are being administered by JAMS. Under the
Stock Purchase Agreement,  the Sellers agreed to indemnify Buyer for breaches of representations  and  warranties  as to  Portfolio  Company made by the Sellers.
Buyer claims that accounting  irregularities  by management at Portfolio Company resulted in a breach of the Sellers' representations and warranties.

Following the sale  transaction,  MorAmerica  Capital owned debt  securities and warrants  of  Buyer,  issued  as  part  of  the  sale  transaction.  During  the arbitration,  buyer refinanced  certain of its  obligations,  including the debt securities held by MorAmerica  Capital,  and the principal  amount of these debt securities and accrued  interest,  as well as an amount  representing the agreed value  of  the  warrants,  has  been  deposited  in an  escrow  account  pending conclusion of the  arbitration  proceedings.  MorAmerica  Capital's share of the escrow account is  approximately  $730,000.  Because of the pending  arbitration proceeding,  MorAmerica  Capital had valued the escrow account at $1 in previous periods.

On November 30, 2004, the arbitrator issued an interim award against the Sellers in the amount of $17.3  million plus  pre-judgment  interest from the date Buyer acquired  Portfolio  Company (May 12, 2000) through  December 31, 2004.  Further proceedings will be held to finalize the interest  component of the judgment and to determine if legal fees will be awarded to the Buyer (which,  under the Stock
Purchase  Agreement may be awarded by the arbitrator to the prevailing  party in the arbitrator's  discretion).  MorAmerica  Capital estimates that the amount of interest is in the range of $10 million and has been informed that Buyer's claim for legal fees will be in the range of $7 million.  After  these two  additional items are  determined,  the  arbitrator  will issue a final  award no later than
December 31, 2004.  The final award amount will be partially  covered by amounts held in escrow on behalf of all the Sellers, totaling approximately $9.0 million in the aggregate.

The  arbitrator  found all of the Sellers to be jointly and severally  liable to
Buyer.  However,  MorAmerica  Capital  is a party  to a  Contribution  Agreement executed  at the  time  of  sale  among  the  institutional  investors  and  two individuals.  Based solely on the contribution  percentages of the institutional investors,  MorAmerica Capital's obligation under the Contribution  Agreement is approximately  13  percent.  After  giving  effect  to the cash  escrow  and the
contribution   obligations  of

other parties,  MorAmerica Capital currently  estimates its maximum liability to be in the range of $3.7 million.  MorAmerica  Capital  currently has  sufficient cash and cash equivalents to satisfy an obligation of this amount.

Sellers are  currently  in process of  evaluating  all  available  remedies  and offsets to the award,  including,  but not limited  to, any appeal or  rehearing possibilities and a potential suit against Portfolio Company's audit firm, which served  as  auditor  for  both  Portfolio  Company  and  Buyer,  and also as due diligence  provider in the sale  transaction.  It is also  anticipated  that the parties will enter into intensive settlement negotiations in which Sellers would seek to settle both the amount and payment terms of the arbitration award.

As an SBIC,  MorAmerica  Capital is required to comply with the SBA  regulations
(the SBA Regulations).  These regulations  include the capital impairment rules.
As of September 30, 2004, based on preliminary,  unaudited financial statements, and  prior to giving  any  effect  to the  arbitration  award,  the  capital  of
MorAmerica  Capital was  impaired  less than the maximum  impairment  percentage permitted under SBA Regulations. However, depending upon the final amount of the award and other  factors,  MorAmerica  Capital is expected to exceed the maximum impairment  percentage  for  September  30,  2004,  after  giving  effect to the arbitration  award.  In this event,  the SBA would have discretion not to extend additional  financing to MorAmerica  Capital and the right to declare MorAmerica
Capital's  debentures,  currently in the principal  amount of $25.8 million,  in default and to accelerate  MorAmerica  Capital's  payment  obligations under the debentures.  These events could have a material  adverse effect on the financial position, results of operations,  cash flow and liquidity of MACC and MorAmerica
Capital.  MorAmerica Capital anticipates meeting with the SBA in coming weeks to review in detail the results of the arbitration.

This  press  release  contains  certain  forward-looking  statements  within the meaning  of the  Private  Securities  Litigation  Reform  Act of 1995 (the "1995
Act").  Such  statements  are  made  in  good  faith  by  MACC  pursuant  to the safe-harbor  provisions of the 1995 Act, and are  identified as including  terms such as "may," "will," "should," "expects," "anticipates," "estimates," "plans,"
or similar language. In connection with these safe-harbor  provisions,  MACC has identified  in its  Annual  Report to  Shareholders  for the  fiscal  year ended
September 30, 2003,  important factors that could cause actual results to differ materially from those contained in any  forward-looking  statement made by or on behalf of MACC,  including,  without limitation,  the high risk nature of MACC's portfolio  investments,  the effects of general  economic  conditions  on MACC's portfolio  companies,  the effects of recent or future  losses on the ability of
MorAmerica  Capital to comply with applicable  regulations of the Small Business
Administration  and MorAmerica  Capital's ability to obtain future funding,  any failure to achieve annual  investment  level  objectives,  changes in prevailing market  interest rates,  contractions in the markets for corporate  acquisitions and initial public offerings,  and the final outcome on the pending  arbitration proceedings against MorAmerica Capital.  MACC further cautions that such factors are not  exhaustive  or  exclusive.  MACC  does  not  undertake  to  update  any forward-looking statement which may be made from time to time by or on behalf of
MACC.

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